REDFIN CORPORATION
(a Delaware corporation)
RESTATED BYLAWS

As Adopted January 26, 2022 and

As Effective January 26, 2022

REDFIN CORPORATION
(a Delaware corporation)
RESTATED BYLAWS

i

ii

Section 11.6. Repeal or Change	33
Section 11.7. Definitions	33
iii

REDFIN CORPORATION
(a Delaware corporation)
RESTATED BYLAWS
As Adopted January 26, 2022 and
As Effective January 26, 2022
Article I.STOCKHOLDERS
Section 1.1.Annual Meetings. An annual meeting of stockholders shall be held for the election of directors at such date and time as the Board of Directors (the “Board”) of Redfin Corporation (the “Corporation”) shall each year fix. The meeting may be held either at a place, within or without the State of Delaware as permitted by the Delaware General Corporation Law (the “DGCL”), or by means of remote communication as the Board in its sole discretion may determine. Any proper business may be transacted at the annual meeting. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.
Section 1.2.Special Meetings. Special meetings of stockholders for any purpose or purposes shall be called in the manner set forth in the Restated Certificate of Incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”). The special meeting may be held either at a place, within or without the State of Delaware, or by means of remote communication as the Board in its sole discretion may determine. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting. The Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.
Section 1.3.Notice of Meetings. Notice of all meetings of stockholders shall be given in writing or by electronic transmission in the manner provided by applicable law (including, without limitation, as set forth in Section 7.1) stating the date, time and place, if any, of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). In the case of a special meeting, such notice shall also set forth the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Certificate of Incorporation, notice of any meeting of stockholders shall be given not less than ten (10), nor more than sixty (60), days before the date of the meeting to each stockholder of record entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.
Section 1.4.Adjournments. The chairperson of a stockholder meeting shall have the power to adjourn the meeting to another time, date and place (if any) for any reason and regardless of whether a quorum is present at the meeting. Any meeting of stockholders, annual or special, may be adjourned from time to time, and notice need not be given of any such adjourned meeting if the time, date and place (if any) thereof and the means of remote communications (if any) by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.
Section 1.5.Quorum. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the holders of a majority of the voting power of the shares of stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of stock is required by applicable law or the Certificate of Incorporation, the holders of a majority of the voting power of the shares of such class or classes or series of the stock issued and outstanding and entitled to vote on such matter, present in person or represented by proxy at the meeting, shall constitute a quorum entitled to take action with respect to the vote on such matter. If a quorum shall fail to attend any meeting, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, the holders of a majority of the voting power of the shares entitled to vote who are present in person or represented by proxy at the meeting may adjourn the meeting. Shares of the Corporation’s stock belonging to the Corporation (or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation), shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any other corporation to vote any shares of the Corporation’s stock held by it in a fiduciary capacity and to count such shares for purposes of determining a quorum. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.
Section 1.6.Organization; Conduct of Stockholder Meetings.
1.6.1Organization. Meetings of stockholders shall be presided over by (a) such person as the Board may designate, or (b) in the absence of such a person, the Chairperson of the Board, or, (c) in the absence of such person, the Chief Executive Officer of the Corporation, or (d) in the absence of such person, the President of the Corporation, or (e) in the absence of such person, by a Vice President. The Secretary of the Corporation shall act as secretary of the meeting, but in such person’s absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.
1.6.2Conduct of Stockholder Meetings. The Board may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with rules, regulations and procedures adopted by the Board, the chairperson of a stockholder meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts, as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or the chairperson of the meeting, may include, without limitation, the following: (a) the establishment of an agenda for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present at the meeting; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; (e) limitations on the time allotted to questions or comments by participants; (f) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (g) removal of any stockholders or any other individual who refuses to comply with meeting rules, regulations or procedures; (h) restrictions on the use of audio and video recording devices, cell phones and other electronic devices; (i) rules, regulations and procedures for compliance with any federal, state or local laws or regulations, including those concerning safety, health or security; (j) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting; and (k) rules, regulations or procedures regarding the participation by means of remote communication, if any, of stockholders and proxyholders not physically present at a meeting. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
Section 1.7.Voting; Proxies. Each stockholder of record entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. Such a proxy may be prepared, transmitted and delivered in any manner permitted by applicable law. Except in the case of a Contested Election (as defined below) or as may be required in the Certificate of Incorporation, each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present. For purposes of this Section 1.7, a majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (abstentions and broker non-votes shall not count as a vote cast “for” or “against” that director’s election). Directors shall be elected by a plurality of the votes cast at any meeting of the stockholders for which the number of director nominees exceeds the number of directors to be elected (a “Contested Election”). A Contested Election shall be deemed to exist at any meeting of the stockholders for which the Secretary of the Corporation receives a notice that a stockholder has nominated one or more persons for election to the Board in compliance with Section 1.11. Unless otherwise provided by applicable law, rule or regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws, every matter other than the election of directors shall be decided by the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter (or if there are two or more classes or series of stock entitled to vote as separate classes or series, then in the case of each class or series, the holders of a majority of the voting power of the shares of stock of that class or series present in person or represented by proxy at the meeting voting for or against such matter).
Section 1.8.Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which shall not be more than sixty (60) days prior to such action. If no such record date is fixed by the Board, then the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
Section 1.9.List of Stockholders Entitled to Vote. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, (a) on a reasonably accessible electronic network as permitted by applicable law (provided that the information required to gain access to the list is provided with the notice of the meeting), or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present at the meeting. If the meeting is held solely by means of remote communication, then the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of the meeting. Except as otherwise provided by law, the list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.
Section 1.10.Inspectors of Elections.
1.10.1Applicability. Unless otherwise required by the Certificate of Incorporation or by the DGCL, the following provisions of this Section 1.10 shall apply only if and when the Corporation has a class of voting stock that is: (a) listed on a national securities exchange; (b) authorized for quotation on an interdealer quotation system of a registered national securities association; or (c) held of record by more than two thousand (2,000) stockholders. In all other cases, observance of the provisions of this Section 1.10 shall be optional, and at the discretion of the Board.
1.10.2Appointment. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting.
1.10.3Inspector’s Oath. Each inspector of election, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.
1.10.4Duties of Inspectors. At a meeting of stockholders, the inspectors of election shall (a) ascertain the number of shares outstanding and the voting power of each share, (b) determine the shares represented at a meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period of time a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.
1.10.5Opening and Closing of Polls. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced by the chairperson of the meeting at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery upon application by a stockholder shall determine otherwise.
1.10.6Determinations. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided pursuant to Section 211(a)(2)b.(i) or (iii) of the DGCL, or in accordance with Sections 211(e) or 212(c)(2) of the DGCL, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification of their determinations pursuant to this Section 1.10 shall specify the precise information considered by them, including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.
Section 1.11.Notice of Stockholder Business; Nominations.
1.11.1Annual Meeting of Stockholders.
(a)Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders at an annual meeting of stockholders shall be made (i) pursuant to the Corporation’s notice of such meeting, (ii) by or at the direction of the Board or any duly authorized committee thereof, (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of the notice provided for in this Section 1.11 and through the time of the annual meeting, who is entitled to vote at such meeting and who complies with the notice procedures set forth in this Section 1.11 in all respects, or (iv) with respect to nominations of persons for election to the Board by any Eligible Holder (as defined below) whose Access Nominee (as defined below) is included in the Corporation’s proxy materials for the relevant annual meeting, subject to compliance with the requirements set forth in this Section 1.11 and in Section 1.12, in all applicable respects.
(b)For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to Section 1.11.1(a)(iii):
(i)the stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation;
(ii)such other business (other than the nomination of persons for election to the Board) must otherwise be a proper matter for stockholder action;
(iii)if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Corporation with a Solicitation Notice (as defined below), such stockholder or beneficial owner must, in the case of a proposal other than the nomination of persons for election to the Board, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such stockholder or beneficial owner to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice; and
(iv)if no Solicitation Notice relating thereto has been timely provided pursuant to this Section 1.11, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 1.11.
(c)To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than 5:00 p.m. Eastern Time on the seventy-fifth (75th) day nor earlier than 5:00 p.m. Eastern Time on the one hundred and fifth (105th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered (i) no earlier than 5:00 p.m. Eastern Time on the one hundred and fifth (105th) day prior to such annual meeting and (ii) no later than 5:00 p.m. Eastern Time on the later of the seventy-fifth (75th) day prior to such annual meeting or 5:00 p.m. Eastern Time on the tenth (10th) day following the day on which Public Announcement of the date of such meeting is first made by the Corporation. Notwithstanding anything in this Section 1.11.1 to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no Public Announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least seventy five (75) days prior to the first anniversary of the preceding year’s annual meeting (or, if the annual meeting is held more than thirty (30) days before or sixty (60) days after such anniversary date, at least seventy five (75) days prior to such annual meeting), a stockholder’s notice required by this Section 1.11.1(c) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation no later than 5:00 p.m. Eastern Time on the tenth (10th) day following the day on which such Public Announcement is first made by the Corporation.
1.11.2Form of Notice. To be in proper written form, the notice of a stockholder giving notice under Section 1.11 (the “Noticing Stockholder”) must set forth:
(a)as to each person whom the Noticing Stockholder proposes to nominate for election as a director (each, a “Proposed Nominee”):
(i)the name, age, business address and residential address of such Proposed Nominee;
(ii)the principal occupation and employment of such Proposed Nominee;
(iii)a commitment that such Proposed Nominee will tender, promptly following such Proposed Nominee’s election, an irrevocable resignation effective upon such Proposed Nominee’s failure to receive the required vote for reelection at any future meeting at which such Proposed Nominee may face reelection and upon acceptance of such resignation by the Board, in accordance with the Corporation’s Corporate Governance Guidelines;

(iv)identification of the name(s) and address(es) of any stockholder(s) (including beneficial owner(s)) known by such Proposed Nominee to support a nomination or proposal of business by the Noticing Stockholder, and to the extent known, the class and number of all shares of the capital stock of the Corporation owned beneficially or of record by such other stockholder(s) (or other beneficial owner(s));
(v)whether such Proposed Nominee meets the independence requirements of the stock exchange upon which shares of the Corporation’s common stock (the “Common Stock”) is primarily traded;
(vi)a description of any position of such Proposed Nominee as an officer or director of any Competitor (as defined below) within the three (3) years preceding the submission of the notice;
(vii)a description of all direct and indirect compensation or other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among any Proponent Person, on the one hand, and such Proposed Nominee and such Proposed Nominee’s respective Affiliates and Associates, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K as if any Proponent Person were the “registrant” for purposes of such rule and such Proposed Nominee were a director or executive officer of such registrant;
(viii)a description of (1) any agreement, arrangement or understanding with, or any commitment or assurance to, any person or entity as to how such Proposed Nominee, if elected as a director of the Corporation, will act or vote on any issue or question to be decided by the Board or that otherwise relates to the Corporation or such Proposed Nominee’s service on the Board (a “Voting Commitment”), (2) any compensatory, payment or other financial agreement, arrangement or understanding with any person other than with the Corporation, including any agreement to indemnify such Proposed Nominee for obligations arising as a result of his or her service as a director of the Corporation, in connection with such Proposed Nominee’s nomination, service or action as a director of the Corporation (a “Third Party Compensation Arrangement”) and (3) any business or personal interests that could place such Proposed Nominee in a potential conflict of interest with the Corporation or any of its subsidiaries;
(ix)a written questionnaire with respect to the background and qualification of such Proposed Nominee, completed and signed by such Proposed Nominee in the form required by the Corporation (which form the Noticing Stockholder shall request in writing from the Corporate Secretary prior to submitting notice and which the Corporate Secretary shall provide to such Noticing Stockholder within ten (10) days after receiving such request); and
(x)a written representation and agreement completed by such Proposed Nominee in the form required by the Corporation (which form the Noticing Stockholder shall request in writing from the Corporate Secretary prior to submitting notice and which the Corporate Secretary shall provide to the Noticing Stockholder within ten (10) days after receiving such request), providing, among other things, that such Proposed Nominee: (1) is not and will not become a party to any Voting Commitment that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such Proposed Nominee’s ability to comply, if elected as a director of the Corporation, with such Proposed Nominee’s fiduciary duties under applicable law; (2) is not and will not become a party to any Third Party Compensation Arrangement that has not been disclosed to the Corporation; (3) will, if elected as a director of the Corporation, comply with all applicable laws and stock exchange listing standards and the Corporation’s policies, guidelines and principles applicable to directors, including, without limitation, the Corporation’s Corporate Governance Guidelines, Code of Conduct and Ethics and confidentiality, share ownership and trading policies and guidelines, and any other codes, policies and guidelines or any rules, regulations and listing standards, in each case as applicable to directors, and all applicable fiduciary duties under state law; (4) intends to serve a full term as a director of the Corporation, if elected; (5) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects, and that do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; and (6) represents and warrants that his or her candidacy or, if elected, Board membership, would not violate applicable state or federal law or the rules of any stock exchange on which shares of the Corporation’s Common Stock are traded; and
(xi)all other information relating to such Proposed Nominee that would be required to be disclosed in a proxy statement or other filing(s) required to be filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with a contested solicitation of proxies for the election of directors, or would be otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), as well as such Proposed Nominee’s written consent to being named in the Corporation’s proxy statement as a nominee of the stockholder, to the public disclosure of information regarding or related to such Proposed Nominee provided to the Corporation by such Proposed Nominee or otherwise pursuant to this Section 1.11 and to serving as a director if elected, whether or not any Proponent Person intends to deliver a proxy statement or conduct its own proxy solicitation;
(b)as to any other business that the Noticing Stockholder proposes to bring before the meeting:
(i)a brief description of the business desired to be brought before the meeting;
(ii)the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the text of the proposed amendment);
(iii)the reasons for conducting such business at the meeting;
(iv)any material interest in such business of any Proponent Person; and
(v)all other information relating to such business that would be required to be disclosed in a proxy statement or other filing(s) required to be filed with the SEC in connection with a contested solicitation or would be otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act;
(c)as to the Noticing Stockholder:
(i)a representation that (1) the Noticing Stockholder is a stockholder of record of stock of the Corporation at the time of the giving of notice provided for in these Bylaws and is entitled to vote at such meeting and (2) the Noticing Stockholder (or a Qualified Representative thereof) intends to appear in person at the meeting to present such nominee for election or to bring such business before the meeting;
(ii)an acknowledgement that if such Noticing Stockholder (or a Qualified Representative thereof) does not appear at such meeting (including virtually in the case of a meeting held solely by means of remote communication) to present the Noticing Stockholder’s Proposed Nominee(s) for election and/or proposed business, as applicable, the Corporation need not present the Noticing Stockholder’s Proposed Nominee(s) for election or proposed business for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation;
(iii)a representation as to whether or not such Noticing Stockholder or any other Proponent Person intends (or is part of a group that intends) to (1) deliver a proxy statement and form of proxy to holders of, in the case of a nomination or nominations, a sufficient number of the Corporation’s voting shares to elect such nominee or nominees, or in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal (an affirmative statement of such intent being a “Solicitation Notice”) or (2) otherwise engage in a solicitation (within the meaning of Rule 14a-1(l) under the Exchange Act) with respect to the nomination or proposal, and if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation;
(iv)such Noticing Stockholder’s written consent to the public disclosure of information provided to the Corporation pursuant to this Section 1.11; and
(d)as to each Proponent Person:
(i)the name and address of each Proponent Person (including as they appear on the Corporation’s books, if applicable);
(ii)(1) (A) the class or series and number of shares of capital stock of the Corporation that are directly or indirectly owned beneficially and held of record by such Proponent Person, (including any class or series of shares of capital stock of the Corporation as to which such Proponent Person has a right to acquire beneficial ownership at any time in the future), (B) the date or dates such shares were acquired, (C) the investment intent of such acquisition and (D) any pledge by such Proponent Person with respect to any of such shares, (2) any Derivative Instrument owned beneficially, directly or indirectly, by any such Proponent Person or to which any such Proponent Person is a party, all of which Derivative Instruments shall be disclosed without regard to whether (A) any such Derivative Instrument conveys any voting rights in shares of any class or series of capital stock of the Corporation to such Proponent Person, (B) any such Derivative Instrument is required to be, or is capable of being, settled through delivery of shares of any class or series of capital stock of the Corporation or (C) such Proponent Person may have entered into other transactions that hedge or mitigate the economic effect of such Derivative Instrument, (3) a description of any proxy (other than a revocable proxy given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), contract, arrangement, understanding or relationship pursuant to which any such Proponent Person has a right to vote, directly or indirectly, any shares of the Corporation or influence the voting over any such shares, (4) any rights to dividends on the shares of the Corporation owned beneficially, directly or indirectly, by any such Proponent Person that are separated or separable from the underlying shares of the Corporation, (5) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership limited liability company or similar entity in which any such Proponent Person is (A) a general partner or, directly or indirectly, beneficially owns an interest in a general partner or (B) the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity, (6) any performance-related fees (other than an asset-based fee) that any such Proponent Person is directly or indirectly entitled to base on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, including, without limitation, any such interests held by members of any such Proponent Person’s immediate family sharing the same household and (7) any direct or indirect interest of such Proponent Person in any contract with the Corporation or any Affiliate of the Corporation (including any employment agreement, collective bargaining agreement or consulting agreement);
(iii)a complete and accurate description of any pending, or to such Proponent Person’s knowledge, threatened, legal proceeding in which such Proponent Person is a party or participant involving the Corporation or, to such Proponent Person’s knowledge, any current or former officer, director, Affiliate or Associate of the Corporation;
(iv)a complete and accurate description of any violations by such Proponent Person of federal or state securities laws relating to the disclosure of information (and supplemental disclosure that, if had been provided, would have cured such violation) and of any breach of a contract with the Corporation by such Proponent Person;
(v)a representation that no Proponent Person has breached any contract or other agreement, arrangement or understanding with the Corporation, except as otherwise disclosed pursuant to this Section 1.11.2;
(vi)(1) a description of all agreements, arrangements or understandings by and among any Proponent Person(s) and/or any other person(s) (including any Proposed Nominee(s)) (naming such person(s)) pertaining to the nomination(s) or other business proposed to be brought before the meeting; and (2) identification of the name(s) and address(es) of any other stockholder(s) (including beneficial owner(s)) known by such Proponent Person to support such nomination(s) or proposed business, and to the extent known, the class and number of all shares of the capital stock of the Corporation owned beneficially or of record by such other stockholder(s) (or other beneficial owner(s));
(vii)all other information relating to such Proponent Person that would be required to be disclosed in a proxy statement or other filing(s) required to be filed with the SEC if, with respect to any such nomination or item of business, such Proponent Person was a participant in a contested solicitation subject to Regulation 14A under the Exchange Act, whether or not any such Proponent Person intends to deliver a proxy statement or conduct its own proxy solicitation;
(viii)any other information about any Derivative Instrument that would be required to be disclosed in a proxy statement or other filing required to be filed with the SEC if, with respect to any such nomination or item of business, such Proponent Person was a participant in a solicitation subject to Regulation 14A under the Exchange Act, as if such Derivative Instrument was treated the same as securities of the Corporation under such requirements;
(ix)all information that would be required to be disclosed in a Schedule 13D in respect of the Corporation filed pursuant to Rule 13d-1(a) promulgated under the Exchange Act or an amendment pursuant to Rule 13d-2(a) promulgated under the Exchange Act as if such statement were required to be filed under the Exchange Act by such Proponent Person (regardless of whether such Proponent Person is actually required to file a Schedule 13D);
(x)a representation that the Proponent Persons have complied, and will comply, with all applicable requirements of state law and the Exchange Act with respect to the matters set forth in this Section 1.11; and

(xi)a representation as to whether or not any Proponent Person intends to solicit proxies in support of director nominees other than the Corporation’s director nominees in accordance with Rule 14a-19 promulgated under the Exchange Act.
Notwithstanding the foregoing, the disclosures in the foregoing clauses (i) through (xi) shall not include any disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proponent Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.
1.11.3Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of such meeting (a) by or at the direction of the Board or any duly authorized committee thereof or (b) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice of the special meeting and through the time of the special meeting, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 1.11. For nominations to be properly brought before a special meeting by a stockholder pursuant to clause (b) of the preceding sentence, (i) the stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation, (ii) if the stockholder, or the beneficial owner on whose behalf any such proposal is made, has provided the Corporation with a Solicitation Notice, such stockholder or beneficial owner must have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such stockholder or beneficial owner to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must have included in such materials the Solicitation Notice; and (iii) if no Solicitation Notice relating thereto has been timely provided pursuant to this Section 1.11, the stockholder or beneficial owner proposing such nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 1.11. To be in proper written form, such notice must include all of the information, statements, questionnaires and representations required by Section 1.11.2. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by this Section 1.11.3 shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation (1) no earlier than the one hundred fifth (105th) day prior to such special meeting and (2) no later than 5:00 p.m. Eastern Time on the later of the seventy-fifth (75th) day prior to such special meeting or the tenth (10th) day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.
1.11.4General.
(a)Only such persons who are nominated in accordance with the procedures set forth in this Section 1.11 or in Section 1.12, as applicable, shall be eligible to be elected at a meeting of stockholders and serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.11. The number of nominees a Noticing Stockholder may nominate for election at a meeting of stockholders shall not exceed the number of directors to be elected at such meeting. Except as otherwise provided by law or these Bylaws, the chairperson of the meeting (and the Board, in advance of any meeting) shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.11 or Section 1.12, as applicable, and, if any proposed nomination or business is not in compliance herewith or therewith, to declare that such defective proposal or nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 1.11 and the provisions of Section 1.12, as applicable, unless otherwise required by law, (i) in the case of a nomination or proposal pursuant to Section 1.11, if the Noticing Stockholder (or a Qualified Representative thereof) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business pursuant to this Section 1.11, such nomination shall be disregarded and such proposed business shall not be transacted, and (ii) in the case of a nomination pursuant to Section 1.12, the Nominating Stockholder or the designated Lead Group Member (as defined below), as applicable, or any Qualified Representative thereof, does not appear at the annual meeting of stockholders of the Corporation to present the nomination submitted pursuant to Section 1.12, such nomination shall be disregarded, in each case notwithstanding that proxies in respect of such vote may have been received by the Corporation. In no event shall any adjournment, postponement or rescheduling of a meeting of stockholders or the announcement thereof commence a new time period (or extend any time period) for the giving of a Noticing Stockholder’s notice as described in Sections 1.11.1 and 1.11.3, as applicable.
(b)The Corporation may request that any Proponent Person and any Proposed Nominee furnish such additional information as may be reasonably required by the Board. Such Proponent Person and/or Proposed Nominee shall provide such additional information within ten (10) days after it has been requested by the Corporation. The Board may require any Proposed Nominee to submit to interviews with the Board or any committee thereof and such Proposed Nominee shall make himself or herself available for any such interviews within no less than ten (10) business days following the date of such request.
(c)A Noticing Stockholder shall update its notice and any other information provided to the Corporation so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment, postponement or rescheduling thereof, and such update shall be delivered in writing to the Secretary at the principal executive offices of the Corporation not later than ten (10) days after the record date of the meeting (in the case of the update required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting or any adjournment, postponement or rescheduling thereof (in the case of the update required to be made as of ten (10) business days prior to the meeting or any adjournment, postponement or rescheduling thereof). Notwithstanding the foregoing, if a Noticing Stockholder no longer plans to solicit holders of shares of the Corporation in accordance with its representation pursuant to 1.11.2(d)(xi), such Noticing Stockholder shall inform the Corporation of this change by delivering a writing to the Secretary at the principal executive offices of the Corporation no later than two (2) business days after the occurrence of such change. A Noticing Stockholder shall also update its notice so that the information required by Section 1.11.2(d)(ix) is current through the date of the meeting or any adjournment, postponement or rescheduling thereof, and such update shall be delivered in writing to the Secretary at the principal executive offices of the Corporation no later than two (2) business days after the occurrence of any material change to the information previously disclosed pursuant to Section 1.11.2(d)(ix). For the avoidance of doubt, the obligation to update as set forth in this Section 1.11.4(c) or in any other section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a Noticing Stockholder, extend any applicable deadlines hereunder or under any other provisions of these Bylaws or enable or be deemed to permit a Noticing Stockholder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of the stockholders. If a Noticing Stockholder fails to provide any written update in accordance with this Section 1.11.4(c), the information as to which such written update relates may be deemed not to have been provided in accordance with these Bylaws.
(d)If any information submitted pursuant to this Section 1.11 is inaccurate or incomplete in any material respect, such information shall be deemed not to have been provided in accordance with these Bylaws. The Noticing Stockholder shall notify the Secretary of the Corporation in writing at the principal executive offices of the Corporation of any inaccuracy or change in any information submitted pursuant to this Section 1.11 within two (2) business days after becoming aware of such inaccuracy or change. Upon written request of the Secretary on behalf of the Board (or a duly authorized committee thereof), the Noticing Stockholder shall provide, within seven (7) business days after delivery of such request (or such longer period as may be specified in such request), (i) written verification, reasonably satisfactory to the Board, any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the Noticing Stockholder pursuant to this Section 1.11 and (ii) a written affirmation of any information submitted by the Noticing Stockholder pursuant to this Section 1.11 as of an earlier date. If the Noticing Stockholder fails to provide such written verification or affirmation within such period, the information as to which written verification or affirmation was requested may be deemed not to have been provided in accordance with these Bylaws.
(e)Notwithstanding the foregoing provisions of this Section 1.11, unless otherwise required by law, if any Proponent Person (i) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(3) promulgated under the Exchange Act, then the Corporation shall disregard any proxies or votes solicited for any Proposed Nominee. Upon request by the Corporation, if any Proponent Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Proponent Person shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.
(f)Notwithstanding the foregoing provisions of this Section 1.11 and the provisions of Section 1.12, as applicable, a Noticing Stockholder shall also comply with all applicable requirements of state law and the Exchange Act with respect to the matters set forth herein. Nothing in this Section 1.11 or in Section 1.12 shall be deemed to affect any rights of (i) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) the holders of any series of the Corporation’s preferred stock (“Preferred Stock”) to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.
(g)Definitions. For purposes of these Bylaws, the following definitions shall apply:
(i)“Affiliate” shall have the meaning set forth in Rule 12b-2 under the Exchange Act.
(ii)“Associate” shall have the meaning set forth in Rule 12b-2 under the Exchange Act.
(iii)“beneficial owner” and “beneficial ownership” shall have the meanings set forth in Section 13(d) of the Exchange Act.

(iv)“Competitor” shall mean any entity that provides products or services that compete with or are alternatives to the principal products produced or services provided by the Corporation or its Affiliates.
(v)“Derivative Instrument” shall mean any agreement, arrangement or understanding, written or oral, (including any derivative, long or short position, profit interest, forward, future, swap, option, warrant, convertible security, stock appreciation right or similar right, hedging transaction, repurchase agreement or arrangement, borrowed or loaned shares and so-called “stock borrowing” agreement or arrangement) with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of capital stock of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the price of any securities of the Corporation, to transfer to or from any person or entity, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, to maintain, increase or decrease the voting power of any person or entity with respect to securities of the Corporation or to provide any person or entity, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation, without regard to whether such agreement, arrangement or understanding is required to be reported on a Schedule 13D in accordance with the Exchange Act.
(vi)“Proponent Person” shall mean, with respect to any Noticing Stockholder: (1) such Noticing Stockholder, (2) the beneficial owner(s), if different from such Noticing Stockholder, on whose behalf the notice is provided; (3) any member of the immediate family of any individual described in the foregoing clause (1) or (2) sharing the same household; (4) any Affiliate or Associate of any person described in the foregoing clauses (1) and (2); (5) any person who is a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act) with any other Proponent Person with respect to the stock of the Corporation, including any Proposed Nominee; (6) any person with whom any person described in the foregoing clauses (1) through (4) is knowingly acting in concert with respect to the stock of the Corporation; and (7) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with any person described in the foregoing clauses (1) through (4) with respect to any proposed nomination or business.
(vii)“Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, Reuters or comparable national news service or in a document publicly filed by the Corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.
(viii)“Qualified Representative,” as used in relation to a Noticing Stockholder, shall mean (1) a duly authorized officer, manager or partner of such Noticing Stockholder or (2) a person authorized by a writing executed by such Noticing Stockholder (or a reliable reproduction or electronic transmission of such a writing) delivered by such Noticing Stockholder to the Secretary of the Corporation at the principal executive offices of the Corporation prior to the making of any nomination or proposal at a stockholder meeting stating that such person is authorized to act for such Noticing Stockholder as proxy at the meeting of stockholders, which writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, must be produced at least twenty-four (24) hours prior to the meeting of stockholders.

Section 1.12.Stockholder Nominations Included in the Corporation’s Proxy Materials.
1.12.1Inclusion of Nominees in Proxy Statement. Subject to the provisions of this Section 1.12, whenever the Board solicits proxies with respect to the election of directors for any annual meeting of stockholders, if expressly requested pursuant to this Section 1.12 in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement for such annual meeting of stockholders:
(a)the name or names of any person or persons nominated for election (each, an “Access Nominee”), which shall also be included on the Corporation’s form of proxy and ballot, by any Eligible Holder or group of up to twenty (20) Eligible Holders that has (individually or, in the case of a group, collectively) satisfied, as determined by the Board in its sole discretion, all applicable conditions and complied with all applicable procedures set forth in this Section 1.12 (such Eligible Holder or group of Eligible Holders, a “Nominating Stockholder”);
(b)disclosure about each Access Nominee and the Nominating Stockholder required under the rules of the SEC or other applicable law to be included in the proxy statement; and
(c)if the Nominating Stockholder so elects, a written statement included by the Nominating Stockholder (or, in the case of a group, a written statement of the group) in the Nomination Notice for inclusion in the proxy statement in support of each Access Nominee’s election to the Board (subject, without limitation, to Section 1.12.5(b)), if such statement does not exceed 500 words and fully complies with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9 (the “Supporting Statement”).
The Corporation may also include any other information that the Corporation or the Board determines, in their discretion, to include in the proxy statement relating to the nomination of each Access Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section and any solicitation materials or related information with respect to an Access Nominee.
For purposes of this Section 1.12, any determination to be made by the Board may be made by the Board, a committee of the Board or any officer of the Corporation designated by the Board or a committee of the Board, in each case, in its sole discretion, and any such determination shall be final, conclusive and binding on the Corporation, any Eligible Holder, any Nominating Stockholder, any Access Nominee and any other person (without any further requirements). The chairperson of any annual meeting of stockholders (or the Board or committee or designee thereof in advance of any annual meeting of stockholders), in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether an Access Nominee has been nominated in accordance with the requirements of this Section 1.12 and, if not so nominated, shall direct and declare at the meeting that such Access Nominee shall not be considered.
1.12.2Maximum Number of Access Nominees.
(a)The Corporation shall not be required to include in the proxy materials for an annual meeting of stockholders more Access Nominees than that number of directors constituting the greater of (i) two (2) and (ii) twenty percent (20%) of the total number of directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 1.12 (rounded down to the nearest whole number) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (1)

Access Nominees who the Board itself decides to nominate for election at such annual meeting; (2) Access Nominees who cease to satisfy, or Access Nominees of Nominating Stockholders that cease to satisfy, the eligibility requirements in this Section 1.12, as determined by the Board in its sole discretion; (3) Access Nominees whose nomination is withdrawn by the Nominating Stockholder or who become unwilling to serve on the Board; (4) the number of incumbent directors who had been Access Nominees with respect to any of the preceding three annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the Board or whose term extends beyond the upcoming annual meeting; and (5) any director in office or director candidate who, in each case, will be included in the Corporation’s proxy materials with respect to such annual meeting as an unopposed (by the Corporation) nominee pursuant to an agreement, arrangement or understanding between the Corporation and a stockholder or group of stockholders (other than such agreement, arrangement or understanding entered into in connection with an acquisition of stock by such stockholder, or group of stockholders, from the Corporation). In no circumstances shall the number of Access Nominees exceed the number of directors to be elected at the annual meeting of stockholders as noticed by the Corporation. In the event that one or more vacancies for any reason occurs on the Board after the deadline for submitting a Nomination Notice as set forth in Section 1.12.4 below but before the date of the annual meeting, and the Board resolves to reduce the size of the board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.
(b)If the number of Access Nominees submitted by Nominating Stockholders pursuant to this Section 1.12 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Stockholder will select one Access Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Access Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 1.12.4, a Nominating Stockholder or an Access Nominee ceases to satisfy the eligibility requirements in this Section 1.12, as determined by the Board in its sole discretion, a Nominating Stockholder withdraws its nomination or an Access Nominee becomes unwilling or unable to serve on the Board, whether before or after the mailing or other distribution of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation: (i) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Access Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder; and (ii) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that an Access Nominee will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.
1.12.3Eligibility of Nominating Stockholder.
(a)An “Eligible Holder” is a stockholder who has either (i) been a record holder of shares of the Corporation’s Common Stock used to satisfy the eligibility requirements in this Section 1.12.3 continuously for the three-year period specified in Subsection (b) below or (ii) provides to the Secretary of the Corporation, within the time period referred to in Section 1.12.4, written evidence of such person’s continuous ownership of such shares for such three-year period from the record holder of the shares (and from each intermediary through which the shares have been held during such three-year period) in a form that the Board determines would be deemed acceptable for purposes of a stockholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).

(b)An Eligible Holder or group of up to twenty (20) Eligible Holders may submit a nomination in accordance with this Section 1.12 only if the person or group (in the aggregate), as applicable, has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s Common Stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number of shares of the Corporation’s Common Stock through the date of the annual meeting. Two or more funds that are (i) under common management and investment control, (ii) under common management and funded primarily by a single employer or (iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide, together with the Nomination Notice, documentation reasonably satisfactory to the Corporation that demonstrates that the funds meet the criteria set forth in (i), (ii) or (iii) immediately above. For the avoidance of doubt, in the event that the Nominating Stockholder consists of a group of Eligible Holders, any and all requirements and obligations for an individual Nominating Stockholder that are set forth in this Section 1.12, including the minimum holding period, shall apply to each Eligible Holder of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder cease to satisfy the eligibility requirements in this Section 1.12, as determined by the Board in its sole discretion, or withdraw from a group of Eligible Holders at any time prior to the annual meeting of stockholders, the group of Eligible Holders shall only be deemed to own the shares held by the remaining members of the group.
(c)The “Minimum Number” of shares of the Corporation’s Common Stock means three percent (3%) of the number of outstanding shares of the Corporation’s Common Stock as of the most recent date for which such amount is given in any filing by the Corporation with the SEC prior to the submission of the Nomination Notice.
(d)For purposes of this Section 1.12, an Eligible Holder “owns” only those outstanding shares of the Corporation’s Common Stock as to which the Eligible Holder possesses both:
(i)the full voting and investment rights pertaining to the shares; and
(ii)the full economic interest in (including the opportunity for profit and risk of loss on) such shares;
provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares: (1) purchased or sold by such Eligible Holder or any of its Affiliates in any transaction that has not been settled or closed; (2) sold short by such Eligible Holder; (3) borrowed by such Eligible Holder or any of its Affiliates for any purpose or purchased by such Eligible Holder or any of its Affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person; or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its Affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its Affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its Affiliates.
An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible

Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder (A) has the power to recall such loaned shares on five (5) business days’ notice and recalls such loaned shares within five (5) business days of being notified that its Nominee will be included as a nominee in the Corporation’s proxy materials for the applicable annual meeting and (B) continues to hold such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board. A Nominating Stockholder shall include in its Nomination Notice the number of shares it is deemed to own for purposes of this Section 1.12.
(e)No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.
1.12.4Nomination Notice. To timely nominate an Access Nominee, a Nominating Stockholder’s Nomination Notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than 5:00 p.m. Eastern Time on the ninetieth (90th) day nor earlier than 5:00 p.m. Eastern Time on one hundred and twentieth (120th) day prior to the anniversary of the date (as specified in the Corporation’s proxy materials for its immediately preceding annual meeting of stockholders) on which the Corporation first sent its proxy materials for its immediately preceding annual meeting of stockholders; provided, however, that in the event that the scheduled date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after the first anniversary of the preceding year’s annual meeting or if no annual meeting was held in the prior year, to be timely the Nomination Notice must be so delivered (1) no earlier than 5:00 p.m. Eastern Time on the one hundred and twentieth (120th) day prior to such annual meeting and (2) no later than 5:00 p.m. Eastern Time on the later of the ninetieth (90th) day prior to such annual meeting or 5:00 p.m. Eastern Time on the tenth (10th) day following the day on which Public Announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment, postponement or rescheduling of a meeting of stockholders or the announcement thereof commence a new time period (or extend any time period) for providing the Nomination Notice. For the purposes of these Bylaws, the nomination notice (“Nomination Notice”) must include the following:
(a)A copy of the Schedule 14N (or any successor form) relating to each Access Nominee, completed and filed with the SEC by the Nominating Stockholder as applicable, in accordance with SEC rules;
(b)A written notice, in a form deemed satisfactory by the Board in its discretion, of the nomination of each Access Nominee that includes the following additional information, agreements, representations, warranties and documentation by the Nominating Stockholder (including each group member):
(i)the information, agreements, representations, warranties and documentation (and any updates and supplements) required with respect to the nomination of directors pursuant to Section 1.11 of these Bylaws (as if such Nominating Stockholder were a Noticing Stockholder and Proponent Person under Section 1.11 and the Access Nominee were a Proposed Nominee under Section 1.11) including, without limitation, Sections 1.11.2(a), (c) and (d);

(ii)a description of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if such relationship existed on the date of submission of the Schedule 14N; and
(iii)a representation and warranty that the Nominating Stockholder acquired the securities of the Corporation in the ordinary course of business and did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation, and does not presently have any such intent;
(iv)a representation and warranty that each Access Nominee:
(1)does not have any direct or indirect relationship with the Corporation that would cause the Access Nominee to be considered not independent pursuant to the Corporation’s Corporate Governance Guidelines as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which shares of the Corporation’s Common Stock are traded;
(2)meets the audit committee and compensation committee independence requirements under the rules of the primary stock exchange on which the Corporation’s Common stock is traded;
(3)is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);
(4)is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); and
(5)is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933, as amended or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Access Nominee;
(v)a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 1.12.3 and has provided evidence of ownership to the extent required by Section 1.12.3(a) and will provide within five business days after the record date for the annual meeting written statements from the record holders and intermediaries verifying the Nominating Stockholder’s continuous ownership of the Minimum Number of shares through the record date;
(vi)a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 1.12.3 (1) through the date of the annual meeting and (2) for at least one year following the annual meeting;
(vii)details of any position of an Access Nominee as an officer or director of any Competitor within the three (3) years preceding the submission of the Nomination Notice;
(viii)a representation and warranty that the Nominating Stockholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than with respect to an Access Nominee or any nominee of the Board;
(ix)a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of an Access Nominee at the annual meeting;
(x)a representation and warranty that the Nominating Stockholder (A) has not nominated and will not nominate for election any individual at the annual meeting, other than such Nominating Stockholder’s Access Nominee(s) and (B) agrees to comply with all applicable laws and regulations with respect to any solicitation in connection with the annual meeting or applicable to the filing and use of any solicitation material;
(xi)a completed and signed questionnaire and representation and agreement required by Sections 1.11.2(a)(viii) and (ix) of these Bylaws;
(xii)if desired, a Supporting Statement; and
(xiii)in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination (the “Lead Group Member”), including withdrawal of the nomination;
(c)An executed agreement, in a form deemed satisfactory by the Board in its discretion, pursuant to which the Nominating Stockholder (including each group member) agrees:
(i)to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;
(ii)to file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director nominees or any Access Nominee with the SEC, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;
(iii)to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or any of its Access Nominees with the Corporation, its stockholders or any other person in connection with the nomination submitted by the Nominating Stockholder pursuant to this Section 1.12, including, without limitation, the Nomination Notice;
(iv)to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or any of its Access Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 1.12, or otherwise arising out of any nomination submitted by the Nominating Stockholder pursuant to this Section 1.12; and
(v)in the event that any information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any group member) with the Corporation, its stockholders or any other person in connection with the nomination or election, ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 1.12.3 to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Corporation and any other recipient of such communication of (1) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (2) such failure (it being understood that providing any such notification shall not be deemed to cure any defect or limit the Corporation’s right to omit an Access Nominee from its proxy materials as provided in this Section 1.12).
The information and documents required by this Section 1.12.4 to be provided by the Nominating Stockholder shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 1.12.4 (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation. A Nominating Stockholder shall update the Nomination Notice, if necessary, in accordance with Section 1.11.4(c) of these Bylaws. The Corporation may request such additional information as necessary to permit the Board to determine if each Access Nominee satisfies the requirements of this Section 1.12 or if each Access Nominee is independent pursuant to the Corporation’s Corporate Governance Guidelines as most recently published on its website and under the rules of any stock exchange on which shares of the Corporation’s Common Stock are traded.
1.12.5Exceptions.
(a)Notwithstanding anything to the contrary contained in this Section 1.12, the Corporation may omit from its proxy statement, proxy card, ballot and other proxy materials any Access Nominee and any information concerning such Access Nominee (including a Nominating Stockholder’s Supporting Statement) and no vote on such Access Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Access Nominee, if:
(i)the Corporation receives a notice pursuant to Section 1.12 of these Bylaws that a stockholder intends to nominate a candidate for director at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Corporation;
(ii)the Nominating Stockholder or the designated Lead Group Member, as applicable, or any qualified representative thereof, does not appear at the annual meeting to present the nomination submitted pursuant to this Section 1.12, the Nominating Stockholder withdraws its nomination or the chairperson of the annual meeting (or the Board or committee or designee thereof in advance of any annual meeting) declares that such nomination was not made in accordance with the procedures prescribed by this Section 1.12 and shall therefore be disregarded;
(iii)the Access Nominee is not independent under the rules of the primary stock exchange on which the Corporation’s Common stock is traded, any applicable rules of SEC and any publicly disclosed standards used by the Board in determining and disclosing independence of the Corporation’s directors, in each case as determined by the Board in its sole discretion;
(iv)the Board, in its sole discretion, determines that such Access Nominee’s nomination or election to the Board would result in the Corporation violating or failing to be in compliance with these Bylaws or the Certificate of Incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of the primary stock exchange on which shares of the Corporation’s Common Stock are traded;
(v)such Access Nominee was nominated for election to the Board pursuant to this Section 1.12 at one of the Corporation’s two preceding annual meetings of stockholders and either withdrew or became ineligible or received less than twenty-five percent (25%) of the votes cast in favor of such Access Nominee’s election;
(vi)such Access Nominee is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding within the past ten (10) years;
(vii)such Access Nominee has been, within the past three (3) years, an officer or director of a Competitor;
(viii)such Access Nominee is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended
(ix)the Corporation is notified, or the Board determines in its sole discretion, that the Nominating Stockholder or the Access Nominee has failed to continue to satisfy the eligibility requirements described in Section 1.12.3, any of the representations and warranties made in the Nomination Notice ceases to be true and accurate (or omits a material fact necessary to make the statements made not misleading), such Access Nominee becomes unwilling or unable to serve on the Board or any violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or such Access Nominee under this Section 1.12; or
(x)the Eligible Holder or applicable Access Nominee otherwise breaches or fails to comply with its obligations pursuant to these Bylaws, including, but not limited to, this Section 1.12 and any agreement, obligation, representation, warranty or undertaking required by this Section 1.12, as determined by the Board or chairman of the annual meeting of stockholders, in each case in its, his or her sole discretion.
(b)Notwithstanding anything to the contrary contained in this Section 1.12, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of an Access Nominee included in the Nomination Notice, if the Board determines, in its discretion, that:

(i)such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;
(ii)such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or
(iii)the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.
The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Access Nominee.
Article II.BOARD OF DIRECTORS
Section 2.1.Number; Qualifications. The total number of directors constituting the Board (the “Whole Board”) shall be fixed from time to time in the manner set forth in the Certificate of Incorporation. No decrease in the authorized number of directors constituting the Whole Board shall shorten the term of any incumbent director. Directors need not be stockholders of the Corporation.
Section 2.2.Election; Resignation; Removal; Vacancies. Election of directors need not be by written ballot. Directors shall be elected in the manner set forth in the Certificate of Incorporation. Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation. Such resignation shall be effective upon delivery unless it is specified to be effective at a later time or upon the happening of an event. Subject to the special rights of holders of any series of Preferred Stock to elect directors, directors may be removed only as provided by the Certificate of Incorporation and applicable law. All vacancies occurring in the Board and any newly created directorships resulting from any increase in the authorized number of directors shall be filled in the manner set forth in the Certificate of Incorporation.
Section 2.3.Regular Meetings. Regular meetings of the Board may be held at such places, within or without the State of Delaware, and at such times as the Board may from time to time determine. Notice of regular meetings need not be given if the date, times and places thereof are fixed by resolution of the Board.
Section 2.4.Special Meetings. Special meetings of the Board may be called by the Chairperson of the Board, the Chief Executive Officer or a majority of the members of the Board then in office and may be held at any time, date or place, within or without the State of Delaware, as the person or persons calling the meeting shall fix. Notice of the time, date and place of such meeting shall be given, orally, in writing or by electronic transmission (including electronic mail), by the person or persons calling the meeting to all directors (a) at least four (4) days before the meeting if the notice is mailed, (b) at least twenty-four (24) hours before the meeting if such notice is given by telephone, hand delivery, telegram, telex, mailgram, facsimile, electronic mail or other means of electronic transmission or (c) on such shorter notice as the person or persons calling the meeting may deem necessary or appropriate under the circumstances. Unless otherwise indicated in the notice, any and all business may be transacted at a special meeting.
Section 2.5.Remote Meetings Permitted. Members of the Board, or any committee of the Board, may participate in a meeting of the Board or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to conference telephone or other communications equipment shall constitute presence in person at such meeting.
Section 2.6.Quorum; Vote Required for Action. At all meetings of the Board, a majority of the Whole Board shall constitute a quorum for the transaction of business. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date or time without further notice thereof. Except as otherwise provided herein or in the Certificate of Incorporation, or required by law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.
Section 2.7.Organization. Meetings of the Board shall be presided over by (a) the Chairperson of the Board, or (b) in such person’s absence, by the Chief Executive Officer, or (c) in such person’s absence, by a chairperson chosen by the Board at the meeting. The Secretary shall act as secretary of the meeting, but in such person’s absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.
Section 2.8.Unanimous Action by Directors in Lieu of a Meeting. Any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission. After any action is so taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee, as applicable. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 2.9.Powers. Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.
Section 2.10.Compensation of Directors. Members of the Board, as such, may receive, pursuant to a resolution of the Board, fees and other compensation for their services as directors, including without limitation their services as members of committees of the Board.
Section 2.11.Confidentiality. Each director shall maintain the confidentiality of, and shall not share with any third party person or entity (including third parties that originally sponsored, nominated or designated such director (the “Sponsoring Party”)), any non-public information learned in their capacities as directors, including communications among Board members in their capacities as directors. The Board may adopt a board confidentiality policy further implementing and interpreting this Section 2.11 (a “Board Confidentiality Policy”). All directors are required to comply with this Section 2.11 and any such Board Confidentiality Policy unless such director or the Sponsoring Party for such director has entered into a specific written agreement with the Corporation, in either case as approved by the Board, providing otherwise with respect to such confidential information.
Article III.COMMITTEES
Section 3.1.Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting of such committee who are not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in a resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving, adopting, or recommending to the stockholders any action or matter (other than the election or removal of members of the Board) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation.
Section 3.2.Committee Rules. Each committee shall keep records of its proceedings and make such reports as the Board may from time to time request. Unless the Board otherwise provides, each committee designated by the Board may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article II. Except as otherwise provided in the Certificate of Incorporation, these Bylaws or the resolution of the Board designating the committee, any committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to any such subcommittee any or all of the powers and authority of the committee.
Article IV.OFFICERS
Section 4.1.Generally. The officers of the Corporation shall consist of a Chief Executive Officer (who may be the Chairperson of the Board or the President), a President, a Secretary and a Treasurer and may consist of such other officers, including a Chairperson of the Board, Chief Technology Officer, Chief Financial Officer, and one or more Vice Presidents, as may from time to time be appointed by the Board. All officers shall be elected by the Board; provided, however, that the Board may empower the Chief Executive Officer of the Corporation to appoint any officer other than the Chairperson of the Board, the Chief Executive Officer, the President, the Chief Technology Officer, the Chief Financial Officer or the Treasurer. Except as otherwise provided by law, by the Certificate of Incorporation or these Bylaws, each officer shall hold office until such officer’s successor is duly elected and qualified or until such officer’s earlier resignation, death, disqualification or removal. Any number of offices may be held by the same person. Any officer may resign by delivering a resignation in writing or by electronic transmission to the Corporation. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board and the Board may, in its discretion, leave unfilled, for such period as it may determine, any offices. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is duly elected and qualified or until such officer’s earlier resignation, death, disqualification or removal.
Section 4.2.Chief Executive Officer. Subject to the control of the Board and such supervisory powers, if any, as may be given by the Board, the powers and duties of the Chief Executive Officer of the Corporation are:
(a)To act as the general manager and, subject to the control of the Board, to have general supervision, direction and control of the business and affairs of the Corporation;
(b)Subject to Section 1.6, to preside at all meetings of the stockholders;
(c)Subject to Section 1.2, to call special meetings of the stockholders to be held at such times and, subject to the limitations prescribed by law or by these Bylaws, at such places as he or she shall deem proper; and
(d)To affix the signature of the Corporation to all deeds, conveyances, mortgages, guarantees, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the Board or which, in the judgment of the Chief Executive Officer, should be executed on behalf of the Corporation; to sign certificates for shares of stock of the Corporation (if any); and, subject to the direction of the Board, to have general charge of the property of the Corporation and to supervise and control all officers, agents and employees of the Corporation.
The person holding the office of President shall be the Chief Executive Officer of the Corporation unless the Board shall designate another officer to be the Chief Executive Officer.
Section 4.3.Chairperson of the Board. The Chairperson of the Board shall have the power to preside at all meetings of the Board and shall have such other powers and duties as provided in these Bylaws and as the Board may from time to time prescribe.
Section 4.4.President. The person holding the office of Chief Executive Officer shall be the President of the Corporation unless the Board shall have designated one individual as the President and a different individual as the Chief Executive Officer of the Corporation. Subject to the provisions of these Bylaws and to the direction of the Board, and subject to the supervisory powers of the Chief Executive Officer (if the Chief Executive Officer is an officer other than the President), and subject to such supervisory powers and authority as may be given by the Board to the Chairperson of the Board, and/or to any other officer, the President shall have the responsibility for the general management and control of the business and affairs of the Corporation and the general supervision and direction of all of the officers, employees and agents of the Corporation (other than the Chief Executive Officer, if the Chief Executive Officer is an officer other than the President) and shall perform all duties and have all powers that are commonly incident to the office of President or that are delegated to the President by the Board.
Section 4.5.Chief Technology Officer. The Chief Technology Officer shall have responsibility for the general research and development activities of the Corporation, for supervision of the Corporation’s research and development personnel, for new product development and product improvements, for overseeing the development and direction of the Corporation’s intellectual property development and such other responsibilities as may be given to the Chief Technology Officer by the Board, subject to: (a) the provisions of these Bylaws; (b) the direction of the Board; (c) the supervisory powers of the Chief Executive Officer of the Corporation; and (d) those supervisory powers that may be given by the Board to the Chairperson or Vice Chairperson of the Board.
Section 4.6.Chief Financial Officer. The person holding the office of Chief Financial Officer shall be the Treasurer of the Corporation unless the Board shall have designated another officer as the Treasurer of the Corporation. Subject to the direction of the Board and the Chief Executive Officer, the Chief Financial Officer shall perform all duties and have all powers that are commonly incident to the office of Chief Financial Officer, or as the Board may from time to time prescribe.
Section 4.7.Treasurer. The person holding the office of Treasurer shall have custody of all monies and securities of the Corporation. The Treasurer shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions. The Treasurer shall also perform such other duties and have such other powers as are commonly incident to the office of Treasurer, or as the Board or the Chief Executive Officer may from time to time prescribe.
Section 4.8.Vice President. Each Vice President shall have all such powers and duties as are commonly incident to the office of Vice President or that are delegated to him or her by the Board or the Chief Executive Officer. A Vice President may be designated by the

Board to perform the duties and exercise the powers of the Chief Executive Officer or President in the event of the Chief Executive Officer’s or President’s absence or disability.
Section 4.9.Secretary. The Secretary shall issue or cause to be issued all authorized notices for, and shall keep, or cause to be kept, minutes of all meetings of the stockholders and the Board. The Secretary shall have charge of the corporate minute books and similar records and shall perform such other duties and have such other powers as are commonly incident to the office of Secretary, or as the Board or the Chief Executive Officer may from time to time prescribe.
Section 4.10.Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer of the Corporation to any other officers or agents of the Corporation, notwithstanding any provision hereof.
Section 4.11.Removal. Any officer of the Corporation shall serve at the pleasure of the Board and may be removed at any time, with or without cause, by the Board; provided that if the Board has empowered the Chief Executive Officer to appoint any officer of the Corporation, then such officer may also be removed by the Chief Executive Officer. Such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation.
Article V.STOCK
Section 5.1.Certificates; Uncertificated Shares. The shares of capital stock of the Corporation shall be uncertificated shares; provided, however, that the resolution of the Board that the shares of capital stock of the Corporation shall be uncertificated shares shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation (or the transfer agent or registrar, as the case may be). Notwithstanding the foregoing, the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be certificated shares. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation, by any two authorized officers of the Corporation (it being understood that each of the Chairperson and Vice-Chairperson of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary and any Assistant Secretary shall be an authorized officer for such purpose), representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.
Section 5.2.Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates or Uncertificated Shares. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to agree to indemnify the Corporation and/or to give the Corporation a bond sufficient to indemnify it, against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
Section 5.3.Other Regulations. Subject to applicable law, the Certificate of Incorporation and these Bylaws, the issue, transfer, conversion and registration of shares represented by certificates and of uncertificated shares shall be governed by such other regulations as the Board may establish.

Article VI.INDEMNIFICATION
Section 6.1.Indemnification of Officers and Directors. Each person who was or is made a party to, or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, legislative or any other type whatsoever (a “Proceeding”), by reason of the fact that such person (or a person of whom such person is the legal representative), is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (for purposes of this Article VI, an “Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith, provided such Indemnitee acted in good faith and in a manner that the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful. Such indemnification shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such Indemnitees’ heirs, executors and administrators. Notwithstanding the foregoing, subject to Section 6.5, the Corporation shall indemnify any such Indemnitee seeking indemnity in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board or such indemnification is authorized by an agreement approved by the Board.
Section 6.2.Advance of Expenses. The Corporation shall pay all expenses (including attorneys’ fees) incurred by an Indemnitee in defending any Proceeding in advance of its final disposition; provided, however, that if the DGCL then so requires, the advancement of such expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay such amounts if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VI or otherwise.
Section 6.3.Non-Exclusivity of Rights. The rights conferred on any person in this Article VI shall not be exclusive of any other right that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote or consent of stockholders or disinterested directors, or otherwise. Additionally, nothing in this Article VI shall limit the ability of the Corporation, in its discretion, to indemnify or advance expenses to persons whom the Corporation is not obligated to indemnify or advance expenses pursuant to this Article VI.
Section 6.4.Indemnification Contracts. The Board is authorized to cause the Corporation to enter into indemnification contracts with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing indemnification or advancement rights to such person. Such rights may be greater than those provided in this Article VI.
Section 6.5.Right of Indemnitee to Bring Suit. The following shall apply to the extent not in conflict with any indemnification contract provided for in Section 6.4.

6.5.1Right to Bring Suit. If a claim under Section 6.1 or 6.2 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, and in the case of indemnification, in which case no such written claim may be made until the final disposition of the Proceeding for which indemnification is sought, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid, to the fullest extent permitted by law, the expense of prosecuting or defending such suit. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the Indemnitee has not met any applicable standard of conduct which makes it permissible under the DGCL (or other applicable law) for the Corporation to indemnify the Indemnitee for the amount claimed.
6.5.2Effect of Determination. Neither the absence of a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in applicable law, nor an actual determination that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.
6.5.3Burden of Proof. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VI, or otherwise, shall be on the Corporation.
Section 6.6.Nature of Rights. The rights conferred upon Indemnitees in this Article VI shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, repeal or modification of any provision of this Article VI that adversely affects any right of an Indemnitee or an Indemnitee’s successors shall be prospective only, and shall not adversely affect any right or protection conferred on a person pursuant to this Article VI and existing at the time of such amendment, repeal or modification.
Section 6.7.Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Article VII.NOTICES
Section 7.1.Notice.
7.1.1Form and Delivery. Except as otherwise specifically required in these Bylaws (including, without limitation, Section 7.1.2) or by applicable law, all notices required to be given pursuant to these Bylaws may (a) in every instance in connection with any delivery to a member of the Board, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, by telephone, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission and (b) be effectively given to a stockholder in writing directed to the stockholder’s mailing address, or by electronic transmission directed to the stockholder’s electronic mail address

(unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by the DGCL to be given by electronic transmission), as it appears on the records of the Corporation Any such notice to stockholders shall be given (i) if mailed, when deposited in the United States mail, postage prepaid, (ii) if delivered by courier service, the earlier of when the notice is received or left at the stockholder’s address, or (iii) if given by electronic mail, when directed to such stockholder’s electronic mail address (unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by the DGCL to be given by electronic transmission).
7.1.2Electronic Transmission. Any notice given to stockholders by electronic mail in accordance with Section 7.1.1 must include a prominent legend that the communication is an important notice regarding the Corporation. Any such notice to stockholders by electronic mail will include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files or information. Any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws provided by means of electronic transmission (other than any such notice given by electronic mail) may only be given in a form consented to by such stockholder, and any such notice by such means of electronic transmission shall be deemed to be given as provided by the DGCL. The terms “electronic mail,” “electronic mail address,” “electronic signature” and “electronic transmission” as used herein shall have the meanings ascribed thereto in the DGCL.
7.1.3Affidavit of Giving Notice. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
Section 7.2.Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver of notice, signed by the person entitled to notice, or waiver by electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any waiver of notice.
Article VIII.INTERESTED DIRECTORS
Section 8.1.Interested Directors. No contract or transaction between the Corporation and one or more of its members of the Board or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are members of the board of directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof that authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if: (a) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board, a committee thereof, or the stockholders.
Section 8.2.Quorum. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee that authorizes the contract or transaction.
Article IX.MISCELLANEOUS
Section 9.1.Fiscal Year. The fiscal year of the Corporation shall be determined by resolution of the Board.
Section 9.2.Seal. The Board may provide for a corporate seal, which may have the name of the Corporation inscribed thereon and shall otherwise be in such form as may be approved from time to time by the Board.
Section 9.3.Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on or by means of, or be in the form of any other information storage device, method or one or more electronic networks or databases (including one or more distributed electronic networks or databases) or otherwise, provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to any provision of the DGCL.
Section 9.4.Reliance upon Books and Records. A member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
Section 9.5.Certificate of Incorporation Governs. In the event of any conflict between the provisions of the Certificate of Incorporation and Bylaws, the provisions of the Certificate of Incorporation shall govern.
Section 9.6.Severability. If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Certificate of Incorporation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.
Article X.AMENDMENT
Notwithstanding any other provision of these Bylaws, any alteration, amendment or repeal of these Bylaws, and any adoption of new Bylaws, shall require the approval of the Board or the stockholders of the Corporation as expressly provided in the Certificate of Incorporation.

Article XI.EMERGENCY BYLAWS
Section 11.1Emergency Bylaws. This Article XI shall be operative during any emergency, disaster or catastrophe, as referred to in Section 110 of the DGCL or other similar emergency condition (including, without limitation, a pandemic), as a result of which a quorum of the Board or a committee thereof cannot readily be convened for action (each, an “Emergency”), notwithstanding any different or conflicting provision of the other sections of these Bylaws or in the DGCL or the Certificate of Incorporation. To the extent not inconsistent with the provisions of this Article XI, the other sections of these Bylaws and the provisions of the Certificate of Incorporation shall remain in effect during such Emergency, and upon termination of such Emergency, the provisions of this Article XI shall cease to be operative unless and until another Emergency shall occur. To the extent that it considers it practical to do so, the Board shall manage the business of the Corporation during an Emergency in a manner that is consistent with these Bylaws and the Certificate of Incorporation. It is recognized, however, that in an Emergency, it may not always be practical to act in this manner and this Article XI is intended to, and does hereby, empower the Board with the maximum authority possible under the DGCL and all other applicable law to conduct the interim management of the affairs of the Corporation in an Emergency in what it considers to be in the best interests of the Corporation, including, without limitation, taking any action that it determines to be practical and necessary to address the circumstances of the Emergency. Nothing contained in this Article XI shall be deemed exclusive of any other provisions for emergency powers consistent with other sections of the DGCL that have been or may be adopted by corporations incorporated under the DGCL.
Section 11.2Meetings; Notice. During any Emergency, a meeting of the Board or any committee thereof may be called by any member of the Board or such committee or the Chairperson of the Board or by the Chief Executive Officer, President or Secretary of the Corporation. Notice of the place, date and time of the meeting shall be given by any available means of communication by the person calling the meeting to such of the directors or committee members and Designated Officers as, in the judgment of the person calling the meeting, it may be feasible to reach. Such notice shall be given at such time in advance of the meeting as, in the judgment of the person calling the meeting, circumstances permit.
Section 11.3Quorum. At any meeting of the Board called in accordance with Section 11.2, the presence or participation of one director shall constitute a quorum for the transaction of business, and at any meeting of any committee of the Board called in accordance with Section 11.2, the presence or participation of one committee member shall constitute a quorum for the transaction of business. In the event that no directors are able to attend a meeting of the Board or any committee thereof, then the Designated Officers in attendance shall serve as directors, or committee members, as the case may be, for the meeting, and will have full powers to act as directors, or committee members, as the case may be, of the Corporation. If the Board of Directors has not approved a list of Designated Officers, then to the extent required to constitute a quorum at any meeting of the Board during an Emergency, the officers of the Corporation who are present shall, be deemed, in order of rank and within the same rank in order of seniority, directors or committee members for such meeting with full powers to act as director(s), or committee members, as the case may be, of the Corporation.
Section 11.4Liability. No officer, director or employee of the Corporation acting in accordance with the provisions of this Article XI shall be liable except for willful misconduct.
Section 11.5Amendments. At any meeting called in accordance with Section 11.2, the Board, or any committee thereof, as the case may be, may modify, amend or add to the provisions of this Article XI as it deems it to be in the best interests of the Corporation so as to make any provision that may be practical or necessary for the circumstances of the Emergency.

Section 11.6Repeal or Change. The provisions of this Article XI shall be subject to repeal or change by further action of the Board or by action of the stockholders, but no such repeal or change shall modify the provisions of Section 11.4 with regard to action taken prior to the time of such repeal or change.
Section 11.7Definitions. For purposes of this Article XI, the term “Designated Officer” means an officer identified on a numbered list of officers of the Corporation who shall be deemed to be, in the order in which they appear on the list up until a quorum is obtained, directors of the Corporation, or members of a committee of the Board, as the case may be, for purposes of obtaining a quorum during an Emergency, if a quorum of directors or committee members, as the case may be, cannot otherwise be obtained during such Emergency, which officers have been designated by the Board from time to time but in any event prior to such time or times as an Emergency may have occurred.